                                                                   EXHIBIT 10.47

                                  HARBINGER NV


                              AMENDED AND RESTATED

                             SHAREHOLDERS AGREEMENT









                                    BETWEEN


                          HARBINGER CORPORATION F/K/A

                         HARBINGER*EDI SERVICES, INC.;

               AXA EQUITY & LAW LIFE ASSURANCE SOCIETY, LTD.; AND

                             VULCAN VENTURES, INC.






                      EFFECTIVE DATE:  DECEMBER 29, 1995

                                     INDEX






              Article l.   -    Formation

              Article 2.   -    Technology

              Article 3.   -    Share Capital Structure

              Article 4.   -    Management Board

              Article 5.   -    Supervisory Board

              Article 6.   -    Meeting of Shareholders

              Article 7.   -    Business Plans

              Article 8.   -    Financial Reporting

              Article 9.   -    Auditors and Accounting Principles

              Article 10.  -    Transferability of Shares

              Article 11.  -    Shareholders' Put-Call Option

              Article 12.  -    HARBINGER's Call Option

              Article 13.  -    Termination

              Article 14.  -    Confidentiality

              Article 15.  -    General

     THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this "Agreement") is made as of December 29, 1995 by and between HARBINGER CORPORATION f/k/a HARBINGER EDI SERVICES INC., a corporation organized under the laws of the State of Georgia, U.S.A., with its principal office at 1055 Lenox Park Blvd., Atlanta, Georgia 30319 ("HARBINGER"); VULCAN VENTURES, INC., a corporation organized under the laws of the State of Washington, U.S.A., with its principal office at 13810 S.E. Eastgateway, Ste 480 Belleview, Washington 98005-4442 ("VULCAN"); and AXA EQUITY & LAW LIFE ASSURANCE SOCIETY, LTD., a corporation organized under the laws of England, with its principal office at 20 Lincoln's Inn Fields, London WC2A 3ES, England ("EQL"). The above parties may be individually referred to as a "Shareholder" or collectively as the "Shareholders".

WHEREAS, the Shareholders own all of the outstanding capital stock of Harbinger NV, a corporation organized under the laws of The Netherlands (the "Company");

WHEREAS, the Shareholders are parties to that certain Shareholders Agreement dated November 5, 1993 pursuant to which the Shareholders in the Company stipulated the terms and conditions of the Shareholders' participation in the equity and business policies of the Company and their rights and obligations with respect to the disposition or transfer of shares; and

WHEREAS, the Shareholders and the Company desire to amend and restate such Shareholders Agreement in its entirety on and pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1. - FORMATION

      1.1 The Company shall be incorporated under the laws of The Netherlands in the form of a Naamloze Vennootschap ("N.V.").
      1.2 The name of the Company shall be Harbinger NV and its registered office shall be in the Netherlands at an address to be determined by the Managing Director.

ARTICLE 2. - TECHNOLOGY RIGHTS

      2.1 Initially, HARBINGER shall grant to the Company a personal, non-exclusive, non-transferable right to use and exercise certain rights with respect to the technology necessary to enable the company to render services in the area of electronic data interchange. The specific terms and conditions for this technology transfer and the performance by HARBINGER of related development services shall be described in a separate Software License Agreement and Development Services Agreement.

      2.2 In consideration for the grant of the above license, the Company shall grant to HARBINGER a personal, fully paid, perpetual and non-exclusive right to use any enhancements developed for the technology licensed from HARBINGER. The terms and conditions for these grant-back rights shall likewise be specified in the Software License Agreement.

      2.3 Upon termination of this Agreement, or liquidation of the Company, the Shareholders and the Company shall ensure that the license referred to in Article 2.2 shall continue without interruption or diminishment of rights.


ARTICLE 3. - SHARE CAPITAL STRUCTURE

      3.1 The initial authorized share capital of the Company is ten million Dutch Guilders (NLG. 10.000.000) represented by nine million (9.000.000) common shares with a par value of one Dutch Guilder (NLG. 1) each and one million (1.000.000) preferred shares with a par value of one Dutch Guilder (NLG. 1) each.

      3.2 The initial issued capital of the Company was two million five hundred thousand (2.500.000) common shares and was issued to the Shareholders as follows:


           Percentage  Number of Shares    Consideration
           ----------  ----------------  ---------------
HARBINGER   20%        500.000 shares    US$    500,000

VULCAN      60%        1.500.000 shares  US$  1,500,000

EQL         20%        500.000 shares    US$    500,000

  TOTAL    100%        2.500.000 shares  US$  2,500,000

      3.3  HARBINGER received thirty-two thousand common shares (32.000)
           from Henrikus Pieter Marie Kivits, eight thousand shares (8.000) from Adrianus Jozef van Diepen and five thousand five hundred shares (5.500) from John D. Lowenberg pursuant to such individuals' conversion of common shares in the Company to common stock of HARBINGER.

      3.4 Pursuant to subscription agreements dated as of the date hereof, the Company shall issue seven hundred fifty thousand (750.000) common shares to the Shareholders as follows:


           Percentage  Number of Shares    Consideration
           ----------  ----------------  ---------------
HARBINGER   20%        150.000 shares    US$     150,000

VULCAN      60%        450.000 shares    US$     450,000



           Percentage  Number of Shares    Consideration
           ----------  ----------------  ---------------

EQL         20%        150.000 shares    US$     150,000

TOTAL      100%        750.000 shares    US$     750,000


The total consideration paid by the Shareholders pursuant to this Section 3.4, seven hundred fifty thousand United States Dollars (U.S. $750,000), shall hereinafter be referred to as the "Additional Capital Contribution."

ARTICLE 4. - MANAGEMENT BOARD

      4.1 The Managing Director(s) of the Company shall be appointed by the General Meeting of Shareholders and shall be entrusted with the day to day business of the Company.

           The Shareholders shall decide the compensation, including the grant of any stock options in the Company's shares, to be paid to each Managing Director.

      4.2  The Management Board shall be composed of one or more
           Managing Directors. The initial Managing Director shall be C. TYCHO HOWLE.

      4.3 The Management Board shall obtain the prior approval of two-thirds of the Shareholders for the following matters:

            (i) the liquidation, dissolution or other winding up of the affairs of the Company. Any voluntary bankruptcy of the Company or the filing of any proceeding under any bankruptcy, insolvency or similar law now or hereafter in effect or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company for any substantial part of the Company's property;

            (ii) the sale of all or substantially all of the Company's assets;

            (iii) the merger or consolidation of the Company with any other entity determined by the Management Board to result in consideration being transferred by the Company with a value in excess of the equivalent of US$ 2,500,000; or

            (iv) the acquisition of the whole or substantially all of the business or property of any other corporation, association, partnership or person if the value of such business or property is determined by the Management Board to exceed the equivalent of US$ 2,500,000.

      4.4 The Management Board shall need the prior approval of two-thirds of the Board (consisting of the Supervisory and Managing Directors) for the following matters:

            (i) the entry into any contract, agreement or other instrument binding and obligating the Company for a liability in excess of the equivalent of US$ 500,000 per annum or for a term in excess of three years;

            (ii) the purchase of capital stock or an equity interest in another corporation, partnership or any other entity, or the formation of any domestic or foreign subsidiary;

            (iii) the selection of any bank or other financial institution from which the Company obtains a loan or line of credit, or with which the Company deposits funds, in excess of the equivalent of US$ 1,000,000 or the borrowing of any funds in excess of the equivalent of US$ 1,000,000 in the aggregate;

            (iv) the election of any officer of the Company including without limitation, the Chief Executive Officer and the chief employees of the Company in the areas of finance, operations and technology;

            (v) the amendment of the Company's Articles of Association;

            (vi) the issuance of any equity securities of the Company;

            (vii) the declaration or payment of any dividends of the Company's shares;

            (viii) the establishment or material amendment of employee retirement plans, fringe benefit plans, bonus plans, stock option plans and other plans establishing employee benefits or perquisites; or

            (ix) the amendment or change of any approved Business Plan of the Company.

ARTICLE 5. - SUPERVISORY BOARD

      5.1 The Supervisory Directors of the Company shall be appointed by the General Meeting of Shareholders and shall exercise supervision over the Management Board's conduct of the day to day business of the Company and the general course of business. Meetings of Supervisory Board shall be held at least four (4) times each financial year. Supervisory Directors may attend meetings by telephone or teleconference with the unanimous agreement of all Supervisory Directors.

      5.2  The Supervisory Board shall be composed of five (5)
           Supervisory Directors. Each Shareholder who is an original signatory to this Agreement and who holds at least fifteen percent (15%) of the issued common shares of the Company at the time of the Annual Meeting of the Shareholders shall be entitled to make a binding nomination for the appointment of one (1) Supervisory Director. The four Supervisory Directors so nominated shall be entitled to make a binding nomination for the appointment of the fifth Supervisory Director.

      5.3 The Supervisory Directors shall be entitled to the following compensation for attendance at Board meetings: (i) U.S. Dollars seven hundred (US$ 700) per meeting attended; plus (ii) annually,
           5.000 non-vested options, each to purchase one share in the Company's stock at the fair market value on the day of the annual general shareholders meeting.

           One thousand two hundred fifty (l,250) options shall vest after each meeting attended by the Supervisory Director during the year granted. At the end of the year granted, any remaining non-vested options shall expire.

ARTICLE 6. - MEETING OF SHAREHOLDERS

      6.1 The meetings of Shareholders shall have such powers as are conferred under the laws of The Netherlands and the Company's Articles of Association. All resolutions shall be passed by a simple majority of the votes represented in a meeting where a quorum is present, unless this Agreement or the Articles require a two-thirds or greater majority. A quorum shall consist of the holders of fifty percent or more of the shares entitled to vote at the meeting.

      6.2 The Shareholders shall exercise their voting rights with respect to the appointment of the Supervisory and Managing Directors in accordance with the binding nominations specified in Articles 5 and 4 respectively.

           Each Shareholder shall be authorized to give instructions to the other Shareholders regarding the exercise of their voting rights in the event of the suspension or dismissal of any Director nominated by that Shareholder and such instructions shall be observed by the other Shareholders.

ARTICLE 7. - BUSINESS PLANS

The Management Board shall submit to the Supervisory Board, not later than forty-five (45) days prior to the end of each financial year, an annual business plan for the succeeding financial year containing projected statements of profit and loss, cash flow and ending balance sheets (the "Business Plan"). The Business Plan will include a statement on the technical progress made by the Company in the preceding year, together with a forecast of the technical progress to be made in the succeeding financial Year.

ARTICLE 8. - FINANCIAL REPORTING

      8.1 The Management Board shall submit to the Supervisory Board, not later than forty-five (45) days after the end of each financial quarter of the Company a quarterly report for the Company consisting of the unaudited balance sheet as of the end of the quarter and an unaudited statement of operations and statement of cash flows for the quarter. These quarterly reports shall be certified by the Managing Directors to be correct and complete to the best of their knowledge and belief, to fairly present the financial condition of the Company on the date shown, and to have been prepared in accordance with generally accepted accounting principles as practiced in the United States.

      8.2 The Management Board shall submit to the Supervisory Board, not later than seventy-five (75) days after the end of each financial year of the Company, an annual report for the Company, including an unaudited balance sheet as of the end of the financial year and an unaudited statement of operations and statement of cash flows for the financial year.

      8.3 At the request of any Shareholder or when required by Dutch law, the annual reports specified in this Article 8 shall be audited by an independent public accountant and shall be accompanied by the report of the independent public accountants. In case audited accounts are requested by a Shareholder but are not required under Dutch law, that Shareholder shall reimburse the Company for fifty percent of the cost of the audit.

ARTICLE 9. - AUDITORS AND ACCOUNTING PRINCIPLES

      9.1 The independent public accountants (auditors) for the Company shall be appointed by the Shareholders. The initial auditors shall be Moret Ernst & Young in Amsterdam.

      9.2 The Management Board shall ensure that the Company keeps complete and accurate books of account. All financial reports shall be prepared applying generally accepted accounting principles as practiced in the United States and shall be maintained in the principal office of the Company. The financial year for the Company shall be the calendar year.

ARTICLE 10. - TRANSFERABILITY OF SHARES

      10.1 No Shareholder shall, directly or indirectly, make or permit to be made, any sale, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance (hereinafter collectively referred to as a "transfer") of any shares in the Company now or in the future owned by it, except as provided in this Agreement.

      10.2 A Shareholder may transfer its shares in the Company to any of the following:

            (i) the Company;

            (ii) any person or entity that controls or is controlled by, or is under common control with, such Shareholder;

            (iii) any entity to which such Shareholder shall have sold all or substantially all of its assets or with which it shall have been merged.

            As a condition to the effectiveness of any transfer under this
            Article 10.2, the transferee shall become a party to this Agreement and shall be bound by the terms and conditions of this Agreement.

      10.3 Commencing one year after the effective date of this Agreement, a Shareholder may transfer shares in the Company to a third party provided:

            (i) the Shareholder (hereinafter the "Offeror-Shareholder") shall deliver to all other Shareholders holding at least 100,000 shares (hereinafter the "Offeree-Shareholders") a written notice setting forth the name and address of the proposed third party transferee, the number of shares proposed to be transferred and the price, terms and conditions of the proposed transfer (hereinafter the "Offer to Sell");

            (ii) the Offeree-Shareholders shall have sixty (60) days after their receipt of any offer to sell within which to notify the Offeror-Shareholder in writing of their election to purchase that portion of the shares offered which is the ratio of the number of shares held by the Offeree-Shareholder on the date of receipt of the Offer to Sell divided by the total number of issued shares outstanding;

            (iii) in case the Offeror-Shareholder does not receive acceptances from the Offeree-Shareholders to purchase a total of all the shares offered within the sixty (60) day acceptance period, then the Offeror-Shareholder shall promptly notify all accepting Offeree-Shareholders that they may further elect to purchase that portion of the remaining shares offered in the ratio of the number of shares held by the Offeree-Shareholder on the date of receipt of the second notice divided by the total number of issued shares outstanding;

            (iv) the Offeree-Shareholder shall have ten (10) days after receipt of the second notice within which to elect to purchase additional shares;

            (v) the procedures under (iii) and (iv) shall be repeated among the Offeree-Shareholders who elect to purchase the full amounts offered to them until either all of the shares offered have been purchased or none of the Offeree-Shareholders who have elected to purchase their full amounts on a particular offering elect to purchase their full amounts on the following offering;

            (vi) upon completion of the above procedures, the Offeror-Shareholder shall promptly notify all Shareholders of the results thereof, including the names of the accepting
            Offeree-Shareholders and the total number of shares they have elected to purchase and shall promptly notify the accepting Offeree-Shareholders of the date, time and place for the closing of the share transfer;

            (vii) any Offeree-Shareholder's election to purchase shares shall not be binding if the Offeree-Shareholders do not in the aggregate elect to purchase all of the shares offered. In such a case, the Offeror-Shareholder may transfer the shares to the third party named in the original notice, under the terms and conditions stated in that notice, provided that the third party transferee executes and delivers to the Company and the Shareholders a written agreement that it will be bound by the terms and conditions of this Agreement, and that the shares held by it will be subject to all restrictions and other terms of this Agreement, as if the third party transferee were an original party to this Agreement.

           Notwithstanding the above, the third party transferee shall not be entitled to the rights of first refusal provided under this Article
           10.3 unless the original parties to this Agreement unanimously agree to extend such rights to the third party transferee.

ARTICLE 11. - SHAREHOLDERS' PUT-CALL OPTION

      11.1 At any time one year after the effective date of this Agreement any Shareholder holding at least nine percent (9%) of the issued shares in the Company (a "Put-Call Offeror") may make an offer to sell all of the shares in the Company held by it to the other Shareholders (the "Put-Call Offerees") and an offer to purchase all of the shares in the Company held by the Put-Call Offerees (a "Put-Call Offer"), provided:

            (i) no other Put-Call Offer is outstanding;

            (ii) the offer is made in writing, specifies the number of shares to be transferred, the price, terms and conditions of their transfer, and complies with the notice requirements of Article 15.6;

            (iii) each Put-Call Offeree's election to accept EITHER the offer to sell their shares OR the offer to purchase the shares held by the Put-Call Offeror is made within sixty (60) days after receipt of the Put-Call Offer;

            (iv) if one or more of the Put-Call Offerees accept the offer to sell in the manner and within the time period specified in Article
            11.1 (ii) and (iii) of this Agreement (a "Purchasing Offeree"), then the Put-Call Offeror shall sell to each Purchasing Offeree, and each Purchasing Offeree shall purchase from the Put-Call Offeror, a portion of the shares offered in the ratio of the number of shares held by the Purchasing Offeree divided by the aggregate number of shares held by all Purchasing Offerees, at the purchase price per share and upon the terms set forth in the Put-Call Offer. In this event, the offer to buy by the Put-Call Offeror and any acceptance of such offer by a Put-Call Offeree shall be null and void;

            (v) if one or more Put-Call Offerees accepts the offer to buy in the manner and within the time period specified in Article 11.1
            (ii) and (iii) of this Agreement (a "Selling Offeree"), and if no Put-Call Offeree accepts the offer to sell in the manner and within the time period specified, then the Put-Call Offeror shall buy all of the shares held by the Selling Offerees and the Selling Offerees shall sell to the Put-Call Offeror all of the shares held by them, at the purchase price per share and upon the terms set forth in the Put-Call Offer;

            (vi) if all of the Put-Call Offerees reject both offers, or fail to accept either offer in the manner and within the time period specified, then the Put-Call Offeror shall have an option, exercisable within fifteen (15) days after the expiration of the Put-Call Offer period, to purchase all of the shares held by each Put-Call Offeree at the purchase price and upon the terms set forth in the Put-Call Offer. If the Put-Call Offeror fails to exercise such option, then any Shareholder may thereafter make a new offer pursuant to this Article;

            (vii) the closing of any purchase and sale of shares pursuant to this Article shall take place not more than forty-five (45) days after the date on which the Put-Call Offeror exercises the option granted to it under Article 11.1 (vi) of this Agreement, or not more than forty-five (45) days after the date of the last acceptance of an offer made pursuant to Article 11.1 (iv) or (v) of this Agreement.

      11.2 In the event HARBINGER makes a Put-Call Offer pursuant to this Article 11, the aggregate purchase price for the shares in the Put-Call Offer shall not be less than the Additional Capital Contribution of VULCAN and EQL (without including the amount of such Additional Capital Contribution paid by HARBINGER).

ARTICLE 12. - HARBINGER'S CALL OPTION

      12.1 Commencing one year after, and ending four years after the effective date of this Agreement, HARBINGER shall have an option to purchase and the Shareholders shall be required to sell all of the shares held by them for a purchase price to be chosen by each Shareholder from the following alternatives:

            (i) one share of HARBINGER Common Stock for each seven shares of the Company's Common Stock held by the Shareholder at the time HARBINGER exercises this call option. To the extent that, after the effective date of the Agreement, the number of shares of HARBINGER Common Stock are increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of HARBINGER or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the price per share of HARBINGER Common Stock shall be proportionately and appropriately adjusted to reflect these changes; or

            (ii) the total amount contributed to the Company's capital by the Shareholder plus 30% (thirty percent) compounded annual interest calculated as of the date of the contribution.

      12.2 HARBINGER shall exercise this call option by giving notice in writing to all Shareholders who shall have ten (10) days after receipt of the notice to notify

           HARBINGER of their choice with respect to the method of payment. Closing shall take place within thirty (30) days after the date the original notice was sent by HARBINGER.

      12.3 At the time of transfer, the Shareholders will represent and warrant that they have good and marketable title to any Company shares delivered to HARBINGER and that the shares are free and clear from all liens, claims and encumbrances. The Shareholders shall take all action and perform all deeds necessary to transfer the Company's shares under Dutch law.

ARTICLE 13. - TERMINATION

      13.1 Unless all Shareholders otherwise agree, this Agreement shall continue in full force and effect From the date hereof until terminated upon the occurrence of the earlier of the following: (i) December 31, 1999 or (ii) termination by written agreement of the Company and by the Shareholders holding at least eighty percent (80%) of the aggregate issued shares.

      13.2 In case no understanding can be reached by the Shareholders as to the method to terminate this Agreement and assuming HARBINGER has not exercised its option to call the shares held by the other Shareholders, the Company shall be liquidated in accordance with the Articles of Association and the laws of The Netherlands.

ARTICLE 14. - CONFIDENTIALITY

The Shareholders acknowledge and agree that the information to be disclosed to them by HARBINGER and by the Company, its directors or its officer ("Confidential Information") will be highly confidential and of a sensitive nature and will constitute respectively, HARBINGER's or the Company's valuable confidential property. The Confidential Information will be disclosed to the Shareholders for the sole purpose of monitoring and evaluating their investment in the Company. The Shareholders agree not to use, duplicate or disclose in any form or matter to a third party, any Confidential Information except to the extent that (i) the Company has expressly agreed in writing to such disclosure;
(ii) the Confidential Information is or becomes generally available to the public through no fault of any Shareholder; (iii) the Confidential Information is available from a source other than the Company in good faith and without limitation as to its use.

ARTICLE 15. - GENERAL

      15.1 Further Assurances. From time to time after the date hereof, the parties will, at their expense, and without further consideration, execute and deliver such other documents and instruments and take all such other actions as are reasonably requested to effect the purposes and intent of this Agreement.

      15.2 Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of each other party.

      15.3 Amendments and Waivers. This Agreement cannot be amended or modified except by a written instrument modified by all of the parties hereto. No waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

           No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

      15.4 Governing Law. This Agreement, together with the rights and obligations of the parties hereunder, shall be governed by, construed and enforced in accordance with the laws of The Netherlands without reference to its conflict of laws principles.

      15.5 Severability. In the event any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

      15.6 Notices. All notices, requests, consents, and demands required or permitted to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally to an officer of the party to whom addressed or mailed, first class postage prepaid, by registered or certified mail, return receipt requested, at the address set forth hereinabove (or to such other address as any party shall have last designated by notice to the others). Notices mailed in accordance with the foregoing shall be deemed to have been given and made three days following the date so mailed.

      15.7 Counterparts. This Agreement may be executed in counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.8 Captions. The captions and headings of this Agreement are for convenience only and are not to be construed as defining or limiting the scope or intent of any of the provisions hereof.

      15.9 Company Action Regarding Shares. The Company shall not transfer on its books or take any action with respect to any shares contrary to, or in violation of, this Agreement, and any transferee with respect to the Company's shares shall neither be deemed to be the record or beneficial owner of any of such shares nor to be entitled to any of the rights or privileges attached thereto.

     15.10 Arbitration. Unless the parties shall mutually agree to an alternative method of dispute resolution, any dispute, claim or controversy arising out of or in relation to this Agreement, or the interpretation or breach hereof, shall be referred to arbitration under the rules of The Netherlands Arbitration Institute subject, however, to the following: (i) the arbitration proceedings shall be conducted in the English language; (ii) the arbitrators shall decide in accordance with the rules of the law ("naar de regelen des rechts"); (iii) should any dispute arise with respect to the price for a share transfer or the liquidation of the Company, two of the arbitrators shall be registered accountants and one of the arbitrators shall be an attorney. Judgment upon any arbitration award may be entered in any court with competent jurisdiction.

IN WITNESS WHEREOF, this Agreement has been executed on the date set forth above.

SHAREHOLDERS:

HARBINGER CORPORATION

By:    /s/ C. Tycho Howle
       ------------------

Title:  CEO
        ---

VULCAN VENTURES, INC.

By:    /s/ William D. Savoy
       --------------------

Title: Vice President
       --------------

AXA EQUITY & LAW LIFE ASSURANCE SOCIETY, LTD.

By:    /s/ A. Arnold for AXA Equity & Law Investment Managers Ltd
       ----------------------------------------------------------

Title: Associate Director


COMPANY:

HARBINGER NV

By:    /s/ James C. Davis
      -------------------

Title:  Managing Director
        -----------------